UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 10, 2005
Date of Report (Date of earliest event reported)

MONEYFLOW CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	98-0389183
(State or other jurisdiction of incorporation or
organization)	(I.R.S. Employer Identification No.)

Suite 302-850 West Hastings Street,
Vancouver, British Columbia, Canada	V6C 1E1
(Address of principal executive offices)	(Zip Code)

     604-685-7552
Issuer's telephone number

North American General Resources Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.02     TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The Company has committed certain default of its payment obligations under a previously announced Asset Acquisition Agreement (the "Agreement") dated October 25, 2004. As more particularly set forth in the Agreement the Company was obligated to make a series of payments totaling an amount of CAD$3,000,000.00 for working capital and certain debts owing by the corporate vendors under the Agreement to the President of the Company and a group of arm’s length debenture holders (collectively the “Debt Holders”).

Under the Agreement the Company advanced a total of US$1,418,326 (being an equivalent amount of CAD$1,741,431). On February 8th, 2005, the date of default, the remaining total outstanding balance owing by the Company of US$1,040,140 (being an equivalent amount of CAD$1,258,569).

In consequence the parties to the Agreement have agreed to terminate the Agreement, and they have further agreed to cancel and return to the Company’s treasury the previously announced issuance to Mr. Mah and certain others of 6,000,000 common shares issued and held in escrow subject to closing of the foregoing payment obligations of the Company under the Agreement.

The Company is currently negotiating new terms to the agreement and a remedy for the default. In addition, the Company has reverted back to its original year end of October 31st.

ITEM 4.01     CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

The firm of Morgan and Company has resigned as the Company’s certifying accountant and auditor. The Company has engaged Shelley International as the certifying accountant and auditor of the Company.

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Wayne Mah has resigned as the President and Director of the Company. John Briner has been appointed President of the Company in his stead.

ITEM 5.03     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

The Company has reverted its year end to October 31st.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYFLOW CAPITAL CORPORATION

Date: May 11, 2005	By:	/s/ John Briner
President